Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2020 (Except for Note 1, Recasting of Certain Information, as to which the date is September 1, 2020) in the Form S-1 Registration Statement dated September 1, 2020 and related Prospectus of Thryv Holdings, Inc. for the registration of 26,726,538 shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

September 1, 2020